Exhibit 10.3

SONIC AUTOMOTIVE, INC.

2012 FORMULA RESTRICTED STOCK AND DEFERRAL PLAN

FOR NON-EMPLOYEE DIRECTORS

Amended and Restated Effective as of April 18, 2017

DEFERRED RESTRICTED STOCK UNIT AGREEMENT

This Deferred Restricted Stock Unit Agreement (the “Deferred RSU Agreement”) is entered into as of <Date Granted> (the “Grant Date”) between SONIC AUTOMOTIVE, INC., a Delaware corporation (the “Company”), and <Name> (the “Non-Employee Director”).

WHEREAS, the Company has adopted the Sonic Automotive, Inc. 2012 Formula Restricted Stock and Deferral Plan for Non-Employee Directors, amended and restated effective as of April 18, 2017 (the “Plan”), pursuant to which the Company shall, from time to time, make grants of restricted shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Common Stock”), or subject to a timely advance election, deferred restricted stock units representing the contingent right to receive a corresponding number of shares of the Common Stock, to eligible members of the Board of Directors of the Company (the “Board of Directors”) who are not employees of the Company or any of its subsidiaries;

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

Grant of Deferred Restricted Stock

Units.  In consideration for the Non-Employee Director’s service on the Board of Directors and subject to the terms and conditions set forth in this Deferred RSU Agreement and the Plan, the Company hereby grants to the Non-Employee Director                          (            ) deferred restricted stock units (the “Restricted Stock Units”).

Vesting

.

(a)Except as otherwise provided in this Section 2, the Restricted Stock Units shall vest in full on the earlier of (i) the first anniversary of the Grant Date, or (ii) the day before the next annual meeting of the Company’s stockholders following the Grant Date.

(b)Vesting generally is subject to continued service as a member of the Board of Directors through the applicable vesting date.  Except as provided in Section 2(c) below which shall apply in the event of a termination of service immediately prior to or upon a Change in Control, if the Non-Employee Director’s service on the Board of Directors terminates for any reason other than the Non-Employee Director’s death or Disability, all Restricted Stock Units not vested at the time of such termination shall be immediately and automatically forfeited by the Non-Employee Director.  If the Non-Employee Director’s service on the Board of Directors terminates by reason of the Non-Employee Director’s death or Disability, the Restricted Stock Units held by the Non-Employee Director shall vest in full as of the date of such termination.

(c)The Restricted Stock Units shall become fully vested in connection with a Change in Control in accordance with the terms of the Plan.

3.Deferred RSU Account.  Upon the vesting of the Restricted Stock Units, the Company shall establish and maintain a Deferred RSU Account (a notional bookkeeping account) on behalf of the Non-Employee Director and credit such Deferred RSU Account with such number of vested Restricted Stock Units and any dividend equivalents (in accordance with Section 4 below) attributable to such Restricted Stock Units as of such vesting date.  Thereafter, the Non-Employee Director’s Deferred RSU

Account shall be credited with any additional applicable dividend equivalents attributable to such Restricted Stock Units in accordance with Section 4 below.

4.Dividend Equivalents. If the Board of Directors of the Company declares a cash dividend during a calendar year with respect to the Common Stock and the Non-Employee Director becomes vested in his Restricted Stock Units, the Non-Employee Director’s Deferred RSU Account shall be credited with an amount equal to the dividend paid with respect to a share of Common Stock for each of his Restricted Stock Units that are outstanding on (and have not been forfeited or settled prior to) the applicable record date.  Dividend equivalents shall be paid in a single cash lump sum at the same time that the vested Restricted Stock Units are settled in accordance with Section 5 below.  Dividend equivalents credited to a Deferred RSU Account shall be credited and accumulate without interest.

5.Settlement of Restricted Stock Units and Payment of Dividend Equivalents.

(a)A Non-Employee  Director’s vested Restricted Stock Units shall be settled in the form of a single lump sum payment of the equivalent number of shares of Common Stock, and any related dividend equivalents credited to his Deferred RSU Account shall become payable in the form of a single lump sum cash payment, upon the earliest to occur of the following: (i) the Non-Employee Director’s Separation from Service, (ii) a Change in  Control Event, (iii) a specified payment date designated by the Non-Employee Director in his timely advance deferral election (which date must be a permitted payment date under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), or (iv) the Non-Employee Director’s death, with the applicable timing in each such case as provided below in this Section 5.

(b)If the Non-Employee Director’s initial deferral election included a specified payment date as described above in Section 5(a)(iii), the Non-Employee Director may make a subsequent election to further defer settlement of such vested Restricted Stock Units and related dividend equivalents if such election is made at least one (1) year prior to the originally selected specified payment date and the subsequent specified payment date is at least five (5) years after the originally selected specified payment date.  In such case, the specified payment date designated by the Non-Employee Director in his subsequent deferral election (which date must be a permitted payment date under Section 409A of the Code) shall be substituted for the originally selected specified date in Section 5(a)(iii).

(c)If a Non-Employee Director’s vested Restricted Stock Units become payable upon a Separation from Service (other than due to death), then within sixty (60) days after the Director’s Separation from Service, such Restricted Stock Units shall be settled in a single complete distribution and paid to the Director in the form of an equivalent number of whole shares of Common Stock and any dividend equivalents attributable to the Restricted Stock Units shall be paid to the Director in cash in a single lump sum.  Notwithstanding the foregoing, if a Director is deemed by the Company at the time of the Director’s Separation from Service to be a “specified employee” within the meaning of Section 409A of the Code (and determined in accordance with the provisions of the Company’s Deferred Compensation Plan) for purposes of this Plan, the payment of his vested Restricted Stock Units (and any unpaid accumulated dividend equivalents) shall not be made until the first day of the seventh month after the Director’s Separation from Service (or upon the Director’s death, if earlier).  Such a delay shall apply only to the extent required under Section 409A of the Code.

(d)If a Non-Employee Director’s vested Restricted Stock Units become payable upon a Change in Control Event, then within thirty (30) days after the Change in Control Event, such Restricted Stock Units credited to a Non-Employee Director shall be settled in a single complete distribution and paid to the Director in the form of an equivalent number of whole shares of Common Stock and any dividend equivalents attributable to the Restricted Stock Units shall be paid to the Director in cash in a single lump sum.

(e)If a Non-Employee Director’s vested Restricted Stock Units become payable upon a specified payment date, then within sixty (60) days after such specified payment date, such vested Restricted Stock Units shall be settled in a single complete distribution and paid to the Director in the form of an equivalent number of whole shares of Common Stock and any dividend equivalents attributable to the Restricted Stock Units shall be paid to the Director in cash in a single lump sum.

(f)If a Non-Employee Director’s vested Restricted Stock Units become payable upon the Non-Employee Director’s death, then within ninety (90) days after the Director’s death, such Restricted Stock Units shall be settled in a single complete distribution in the form of an equivalent number of whole shares of Common Stock and any dividend equivalents attributable to the Restricted Stock Units shall be paid in cash in a single lump sum, in each case paid to the Director’s designated beneficiary, or if there is no designated beneficiary, then to the Director’s estate.  If the Non-Employee Director’s vested Restricted Stock Units become payable under Section 5(c), (d) or (e) above but the Non-Employee Director dies before complete payment with respect to his Deferred RSU Account is made, any remaining payment shall be made to the Director’s designated beneficiary, or if there is no designated beneficiary, then to the Director’s estate.

(g)At the time of settlement and payment of a Non-Employee Director’s Deferred RSU Account, any fractional Restricted Stock Units then credited to the Non-Employee Director’s Deferred RSU Account shall be paid in cash.

(h)A Director who experiences an Unforeseeable Emergency may submit a written request to the Board to receive payment of all or a portion of his vested Restricted Stock Units in the form of shares of Common Stock and accumulated but unpaid dividend equivalent amounts in the form of cash. Any such written request must set forth the circumstances constituting such Unforeseeable Emergency.  An Unforeseeable Emergency means a severe financial hardship to the Director resulting from (i) an illness or accident of the Director, the Director’s spouse or the Director’s dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)); (ii) loss of the Director’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director.

Whether a Director is faced with an Unforeseeable Emergency permitting an emergency payment and the amount payable shall be determined by the Board in its discretion based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be reimbursed through insurance or otherwise, or by liquidation of the Director’s assets, to the extent the liquidation of such assets would not cause severe financial hardship. If an emergency payment is approved by the Board, the amount of the payment shall not exceed the amount reasonably necessary to satisfy the need, including amounts necessary to pay any taxes or penalties that the Director reasonably anticipates will result from the payment. Emergency payments with respect to Restricted Stock Units and dividend equivalent amounts shall be made within sixty (60) days following the date the payment is approved by the Board (provided, however, that the Director is not permitted, directly or indirectly, to designate the taxable year of the payment).

Restrictions on Transferability

.  The Non-Employee Director may not sell, assign, convey, pledge, exchange, hypothecate, alienate or otherwise dispose of or transfer the Restricted Stock Units, except with respect to the Non-Employee’s death as provided in Section 5(f) above.  No prohibited assignment, pledge or transfer of the Restricted Stock Units, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall be effective, but immediately upon any such attempt to assign, pledge or otherwise transfer the Restricted Stock Units, the Restricted Stock Units shall be forfeited.

Company Policies

. The Restricted Stock Units also shall be subject to the terms and conditions of any applicable policy regarding clawbacks, forfeitures, or recoupments adopted by the Company.  Without limiting the foregoing, by acceptance of the Restricted Stock Units, the Non-Employee Director agrees to repay to the Company any amount that may be required to be repaid under any such policy.

Forfeiture Procedure

.  In the event of any forfeiture of the Restricted Stock Units, such forfeiture shall be automatic and without further act or deed by the Non-Employee Director.  Notwithstanding the foregoing, if requested by the Company (or its agent), the Non-Employee Director shall execute such documents (including, without limitation, a power of attorney in favor of the Company) and take such other action deemed necessary or desirable by the Company to evidence such forfeiture.

Tax Matters

.  To the extent applicable, the Non-Employee Director shall pay or make provision for payment to the Company the amount necessary to satisfy any federal, state or local withholding requirements applicable to any taxable event arising in connection with the Restricted Stock Units.  The determination of the withholding amounts due in such event shall be made by the Company and shall be binding upon the Non-Employee Director.  The Company shall not be required to deliver or release any shares of Common Stock unless the Non-Employee Director has made acceptable arrangements to satisfy any such withholding requirements.  Notwithstanding the foregoing, nothing in this Section shall be construed to impose on the Company a duty to withhold where applicable law does not require such withholding.

No Rights as Stockholder

Prior to Settlement.  The Non-Employee Director shall have no rights as a stockholder of the Company with respect to any shares of Common Stock represented by the Restricted Stock Units until the Non-Employee Director shall have become the holder of record of such Common Stock.  Except to the extent provided in this Deferred RSU Agreement, no adjustments shall be made for distributions (whether in cash, units, securities or other property) by the Company or other rights for which the record date is prior to the date that the Non-Employee Director shall have become the holder of record of such shares of Common Stock.

Adjustments

. The Restricted Stock Units granted pursuant to this Deferred RSU Agreement may be subject to adjustment as provided in the Plan in the event of a reorganization, recapitalization, stock split, stock dividend, extraordinary dividend, spin-off, combination of shares, merger, consolidation or other relevant changes in the Company’s capital structure in order to prevent the dilution or enlargement of rights.  The existence of the Restricted Stock Units shall not affect in any way the authority of the Company and its stockholders to exercise their corporate rights and powers, including, but not by way of limitation, the right of the Company to authorize any adjustment, reclassification, reorganization, or other change in its capital or business structure, any merger or consolidation of the Company, the dissolution or liquidation of the Company, the issuance of securities with preference ahead of or affecting the Common Stock, or any sale or transfer of all or any part of its business or assets.

12.Nature of Arrangement.  The Non-Employee Director’s rights under this Deferred RSU Agreement shall be only contractual in nature unsecured by any assets of the Company or any Subsidiary.  The Company shall not be required to segregate any specific funds, assets or other property from its general assets with respect to the Restricted Stock Units.  The Non-Employee Director shall have no rights under this Deferred RSU Agreement other than as an unsecured general creditor of the Company.  This Restricted Stock Unit Agreement is intended to comply with Section 409A of the Code and shall be interpreted consistent with such intent.  References in this Deferred RSU Agreement to Section 409A of the Code also shall be deemed to include reference to applicable regulations or other authoritative guidance thereunder, and any amendments or successor provisions to such section, regulations or guidance.  Notwithstanding the foregoing, the Company does not guarantee to the Non-

Employee Director that this Deferred RSU Agreement complies with or is exempt from Section 409A of the Code, and shall not indemnify or hold harmless the Non-Employee Director with respect to any tax consequences that arise from any such failure under Section 409A of the Code.

Securities Laws

.  Notwithstanding any provision herein to the contrary or in the Plan, the Company shall be under no obligation to issue any shares of Common Stock to the Non-Employee Director pursuant to this Deferred RSU Agreement unless and until the Company has determined that such issuance is either exempt from registration, or is registered, under the Securities Act of 1933, as amended, and is either exempt from registration and qualification, or is registered or qualified, as applicable, under all applicable state securities or “blue sky” laws.  Nothing in this Deferred RSU Agreement shall be construed to obligate the Company at any time to file or maintain a registration statement under the Securities Act of 1933, as amended, or to effect similar compliance under any applicable state laws with respect to the Common Stock that may be issued pursuant to this Deferred RSU Agreement.  The Company may require that the Non-Employee Director make such representations and agreements and furnish such information as the Company deems appropriate to assure compliance with applicable legal and regulatory requirements.

Resolution of Disputes; Interpretation

.  Subject to the Plan, the Board of Directors shall have the full and exclusive authority and discretion to resolve any question of interpretation, dispute or disagreement that arises under, or as a result of, this Deferred RSU Agreement, and any such determination or interpretation by the Board of Directors shall be final, binding and conclusive on all parties affected thereby.  However, determinations made specifically with respect to the Non-Employee Director shall be made without the participation by the Non-Employee Director.

15.Miscellaneous.

(a)Binding on Successors and Representatives.  Subject to the transfer restrictions applicable to the Non-Employee Director hereunder and other conditions hereof, this Deferred RSU Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and the Non-Employee Director’s heirs, executors, administrators, and personal representatives; and the parties agree, for themselves and their successors, representatives and assigns, to execute any instrument that may be necessary legally to effect the terms and conditions of this Deferred RSU Agreement.

(b)No Service Rights.  Nothing contained in this Deferred RSU Agreement shall confer upon the Non-Employee Director any right to continue in the service of the Company nor interfere with or limit in any way the right of the Company to terminate the Non-Employee Director’s service for the Company.

(c)Entire Agreement; Amendment.  This Deferred RSU Agreement together with the Plan constitute the entire agreement of the parties with respect to the Restricted Stock Units and supersede any previous agreement, whether written or oral, with respect thereto.  This Deferred RSU Agreement has been entered into in compliance with the terms of the Plan; wherever a conflict may arise between the terms of this Deferred RSU Agreement and the terms of the Plan, the terms of the Plan shall control.  Except as otherwise provided below or in the Plan, neither this Deferred RSU Agreement nor any of the terms and conditions herein set forth may be modified or amended except by a writing signed by both parties.   Notwithstanding the foregoing, the Board of Directors may, without obtaining the consent of the Non-Employee Director, amend this Deferred RSU Agreement in any respect it deems necessary or advisable to comply with applicable law, including, but not limited to, Section 409A of the Code.

(d)Notices.  All notices required and permitted to be given hereunder shall be in writing and shall be deemed to have been given (i) if delivered by hand, when so delivered; (ii) if sent by Federal Express or other overnight express service, one (1) business day after delivery to such service; or

(iii) if mailed by certified or registered mail, return receipt requested, three (3) days after delivery to the post office.  In each case, all notices shall be addressed to the intended recipient as follows or at such other address as is provided by either party by notice to the other:

If to the Company:	With a copy to:
Sonic Automotive, Inc.	Sonic Automotive, Inc.
Attention: Chief Financial Officer	Attention: General Counsel
4401 Colwick Road	4401 Colwick Road
Charlotte, NC 28211	Charlotte, NC 28211

If to the Non-Employee Director:

To the Non-Employee Director’s address appearing in the Company’s records, or at such other address as the Non-Employee Director shall designate by notice.

(e)Personal Data.  The Non-Employee Director acknowledges that Plan participation and receipt of awards under the Plan (including the Restricted Stock Units) may involve the use and transfer, in electronic or other form, of personal data about the Non-Employee Director between and among the Company, its Subsidiaries and third-party service providers.  This data may include, but is not limited to, the Non-Employee Director’s name, home address, telephone number, date of birth, social security number, information regarding securities of the Company held by such Non-Employee Director, and details of awards granted to the Non-Employee Director under the Plan, including the Restricted Stock Units.  By accepting the Restricted Stock Units, the Non-Employee Director consents and agrees that the Company and its Subsidiaries may transfer such data to third parties assisting the Company in the administration and management of the Plan, the Restricted Stock Units and the Non-Employee Director’s participation in the Plan, including any requisite transfer of such data to a broker or other third party with whom the Company or the Non-Employee Director may deposit any shares of Common Stock.

(f)Governing Law.  This Deferred RSU Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina, without regard to its principles of conflict of laws.  The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to) this Deferred RSU Agreement or the Plan will be exclusively in the courts of the State of North Carolina, County of Mecklenburg, including the federal courts located therein (should federal jurisdiction exist).

(g)Construction of Terms and Definitions.  Any reference herein to the singular or plural shall be construed as plural or singular whenever the context requires.  Capitalized terms not otherwise defined in this Deferred RSU Agreement shall have the meanings ascribed to them in the Plan.

(h)Severability.  The invalidity or unenforceability of any particular provision of this Deferred RSU Agreement shall not affect the other provisions hereof, and the Board of Directors may elect in its discretion to construe such invalid or unenforceable provision in a manner which conforms to applicable law or as if such provision was omitted.

(i)Electronic Delivery and Acknowledgement.  The Non-Employee Director also acknowledges and agrees that the Company may, in its discretion, deliver documents related to the Restricted Stock Units and participation in the Plan (including, without limitation, this Deferred RSU Agreement, Plan documents and disclosures that may be required by the Securities and Exchange Commission) by electronic means, including through an on-line or electronic system (including by posting them on a website) established and maintained by the Company or a third party designated by the Company, and the Non-Employee Director consents to receive documents in such manner.  Regardless of whether the Company delivers and permits or requires acceptance of this Deferred RSU Agreement electronically, the Non-Employee Director agrees to be bound by all terms and provisions of this Deferred RSU Agreement and the Plan.

IN WITNESS WHEREOF, the parties hereto have executed this Deferred RSU Agreement effective as of the day and year first written above.

SONIC AUTOMOTIVE, INC. By: Title:	NON-EMPLOYEE DIRECTOR: <NAME>